Volume 20, Issue 3	www.uspremiumbeef.com	June 13, 2016

USPB Young
Producers Class

If you have a young family member, or someone new that has recently joined your management team, please consider forwarding their name for consideration in U.S. Premium Beef”s Young Producers Class (YPC). We would like to identify 18-35 year-old managers in your business that could benefit from a better understanding of the history, operations, and procedures of USPB.

The initial class will consist of a group of 20 chosen individuals. Activities the YPC will participate in include a tour of either the Dodge City or Liberal plant, a trip to our headquarters in Kansas City to learn more about USPB and National Beef, and a side visit to either The Kansas City

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KLA 2016 Young
Stockmen’s Academy

USPB and The Kansas City Steak Company recently hosted the Kansas Livestock Association’s 2016 Young Stockmen’s Academy (YSA) on a tour of The Kansas City Steak Company. The YSA is a group of ranchers in their 20’s and 30’s from across Kansas. The YSA toured several companies in the Kansas City area May 10-12 to prepare them to become better leaders and spokespersons in the industry. “This was an excellent opportunity for USPB to share company information with the beef industry’s future leaders,” said Tracy Thomas, USPB Vice President of Marketing. ♦

Pursuing Brand Awareness
at Kansas City Steak

USPB producers know where to find a great steak and that’s at The Kansas City Steak Company (KCS), which is owned by National Beef. KCS sells high-quality, grain-fed beef along with a selection of poultry, pork, seafood, lamb, gourmet sides and desserts, wines, barbeque accessories and more.

Many operational changes, plus enhancements in marketing, advertising and promotions have recently taken place at KCS. “We have recently opened a new distribution center in Kansas City, KS,” said Marcy Johnson, Director of Brand Marketing at KCS. “The distribution center has allowed us to improve our shipping and warehousing efficiencies by consolidating those functions under one roof. Our state-of-the-art order fulfillment process will allow us to meet the growth strategy in place for KCS.

“We have made significant enhancements and spent a lot of time, energy and dollars working on brand aware-

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Financial Results
Improve Significantly

U.S. Premium Beef’s (USPB) financial results improved significantly in the first quarter of fiscal year 2016 as compared to the same period in the prior fiscal year. For the quarter, which ended March 26, 2016, USPB recorded net income of $2.7 million compared to a net loss of $5.9 million in the same period in the prior year, an improvement of approximately $8.6 million. Improved gross margins at National Beef and lower expenses at USPB were the primary driver of the year-over-year improvement in USPB’s financial results.

During the first quarter of 2016, National Beef’s revenues and cost of sales decreased when compared to the same period in 2015. The year-over-year decrease in both items was primarily the result of lower prices-lower average selling prices for beef products and lower prices paid for fed cattle. Although revenues and cost of sales were lower, gross margins improved significantly, which had a substantial impact on NBP’s profitability. For the quarter, National Beef realized net income of $20.8 million compared to a net loss of $33.5 million in the same period of the prior year, an improvement of $54.3 million.  ♦

USPB Assists In Hosting
Stew Leonard’s Retail Store Managers

On May 12 and 13, USPB assisted National Beef in hosting several top managers of Stew Leonard’s grocery stores at the GM Ranch, located near Polo, MO. The GM Ranch is owned by USPB Associate Bruce Ginn.

Stew Leonard’s has five stores in New York and Connecticut and has been referred to as the “Disneyland” of grocery stores due to the numerous entertainment options designed to attract the attention of children. Stew Leonard and his team are not strangers to USPB, as many unitholders have either hosted his group on their ranch in the past or traveled to his grocery stores to hand out beef samples during Memorial Day weekend.

Many of the pictures and video taken at the GM Ranch will be used in future Stew Leonard’s advertising and promotional activities. “Stew Leonard’s has been an excellent National Beef customer for many years,” said Eric Siegfried, Vice President, Customer Development and Service at National Beef. “Having Stew and his team travel to the Midwest, and interact with USPB ranchers is a great way to assist them in aligning retail beef products in their stores with grass roots producers.”♦

Fiscal Year 2016 Annual Meeting

Moving USPB’s fiscal year 2015 annual meeting to Dodge City, KS, was such a success, USPB’s Board of Directors determined that the fiscal year 2016 annual meeting should be held in Dodge City as well. The meeting will take place on Thursday, March 23, 2017, at the United Wireless Conference Center. The format of the meeting will be very comparable to fiscal year 2015, consisting of a one day meeting and evening meal. Watch future issues of the UPDATE for further information. ♦

Reproduction of any part of this newsletter is expressly forbidden without written permission of U.S. Premium Beef.

USPB Young Producers Class	continued from page 1
Steak Company or National Beef Leathers. USPB also anticipates meeting with the YPC at various state and national beef association meetings. In addition to learning more about USPB, this group of young men and women could also help serve in a think-tank capacity to assist us in identifying and better understanding industry trends and opportunities.

Please forward the names and contact information of prospective individuals to uspb@uspb.com or call Tracy Thomas or Brian Bertelsen at 866-877-2525.

Pursuing Brand Awareness	continued from page 1

ness,” continued Johnson. “In the fall of 2014, we became the proud partner and official steakburger of both the Kansas City Chiefs and the Kansas City Royals.

“Visitors to Kauffman Stadium, home of the Royals, will notice the KCS banner near the left field foul pole,” she pointed out. “Those at the stadium, plus television viewers at home will also notice our rotational home plate signage one inning per game behind home plate that displays our logo.”

At both stadiums, visitors will be able to enjoy a KCS steakburger at vendor stands. To top it off, in June and July, KCS is featuring a contest with fans, where the lucky winner will enjoy grilled KCS steaks prepared by first baseman Eric Hosmer in their own home. You can enter by visiting www.royals.com June 12-July 24.

“We also use a variety of strategies on social and print media,” said Johnson. “Building brand awareness for products and services is a never ending process, yet one we have a great deal of fun with. Our strategies target not only older generations, but also the Millennial and Gen X generations as well. We even provide applications (apps) on smart phones to assist with product selection, cooking times and temperatures.”

 KCS is currently offering USPB producers a 15% Family and Friends discount. Just go to www.kansascitysteaks.com and enter Priority Code USPB15. Ordering is fast and easy—and they ship right to your door, or any door, anywhere in America. Gift giving and special occasions are the perfect time to serve your family and friends products from KCS.

BENCHMARK PERFORMANCE DATA TABLE
Base Grid Cattle Harvested in KS Plants 5/2/16 to 6/5/16
(Numbers in Percent)	Base Grid
	All	Top 25%
Yield	64.24	65.07
Prime	4.57	7.15
CH & PR	90.17	93.07
CAB	33.59	37.75
BCPR	14.88	14.85
Ungraded	0.47	0.30
Hard Bone	0.36	0.31
YG1	9.42	8.84
YG2	36.57	35.37
YG3	41.56	42.84
YG4	11.48	11.99
YG5	0.97	0.97
Light Weight	0.26	0.12
Heavy Weight	2.14	2.00
Average Grid Premiums/Discounts ($/Head)
Quality Grade	$40.03	$48.41
Yield Benefit	$18.03	$40.86
Yield Grade	-$0.91	-$1.46
Out Weight	-$3.28	-$2.95
Natural	$2.15	$7.88
Total Premium	$56.02	$92.74
USDA’s Choice/Select Spread